FOR IMMEDIATE RELEASE	May 8, 2013
Contact: Susan Jordan
732-577-9997

UMH PROPERTIES, INC. REPORTS 1st QUARTER 2013 EARNINGS

FREEHOLD, NJ, May 8, 2013........ UMH Properties, Inc. (NYSE:UMH) reported Core Funds from Operations attributable to common shareholders (Core FFO) of $5,254,000 or $0.30 per diluted share for the quarter ended March 31, 2013, as compared to $2,738,000 or $0.18 per diluted share for the quarter ended March 31, 2012.    Funds from Operations attributable to common shareholders (FFO) as defined by the National Association of Real Estate Investment Trusts (NAREIT) was $4,663,000 or $0.27 per diluted share for the quarter ended March 31, 2013 as compared to $2,656,000 or $0.17 per diluted share for the quarter ended March 31, 2012.  FFO, as defined by NAREIT, for the current quarter included $591,000 of acquisition related costs, which are not included in Core FFO.

A summary of significant financial information for the quarter ended March 31, 2013 and 2012 is as follows:

      For the Quarter Ended

    March 31,

	2013	2012

Total Income	$13,426,000	$10,891,000
Total Expenses	$12,241,000	$10,144,000
Gain on Securities Transactions, net	$3,310,000	$1,213,000
Net Income Attributable to Common Shareholders	$2,260,000	$1,059,000
Net Income Attributable to Common Shareholders per Share	$0.13	$0.07
Core FFO (1)	$5,254,000	$2,738,000
Core FFO per Common Share (1)	$0.30	$0.18
Weighted Average Diluted Shares Outstanding	17,502,000	15,554,000

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 (1)  Non-GAAP Information:  Funds from Operations Attributable to Common Shareholders (FFO) is defined by NAREIT as net income attributable to common shareholders excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.  Core FFO is defined as FFO plus acquisition costs.

The Company’s FFO and Core FFO for the three months ended March 31, 2013 and 2012 is calculated as follows:

	Three Months
	3/31/13	3/31/12

Net Income Attributable to Common Shareholders	$2,260,000	$1,060,000
Depreciation Expense	2,390,000	1,609,000
(Gain) Loss on Sales of Depreciable Assets	13,000	(13,000)
FFO Attributable to Common Shareholders	4,663,000	2,656,000
Acquisition Costs	591,000	82,000
Core FFO	$5,254,000	$2,738,000

The following are the cash flows provided (used) by operating, investing and financing activities for the three months ended March 31, 2013 and 2012:

	2013	2012

Operating Activities	$1,678,000	$2,756,000
Investing Activities	(59,836,000)	(3,912,000)
Financing Activities	55,609,000	1,187,000

A summary of significant balance sheet information as of March 31, 2013 and December 31, 2012 is as follows:

	March 31, 2013	December 31, 2012

Total Assets	$362,711,000	$300,281,000
Securities Available for Sale	49,038,000	57,325,000
Mortgages Payable	161,742,000	108,871,000
Loans Payable	12,142,000	10,442,000
Total Shareholders’ Equity	182,684,000	174,985,000

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Samuel A. Landy, President, commented on the first quarter of 2013 results, “UMH is pleased with its accomplishments during the quarter. Our portfolio occupancy increased 400 basis points year over year, from 77% at March 31, 2012 to 81% at March 31, 2013.  We have seen an increase in demand for rental units and are meeting this demand.”

“UMH has continued to strengthen its already strong balance sheet.  On March 29, 2013, the Company entered into a new $35 million Unsecured Revolving Credit Facility with Bank of Montreal.  The Company has the ability to increase the borrowing capacity to $50 million. This new facility will give us additional borrowing capacity and flexibility to support our growth strategy.”

“Our REIT securities portfolio continued to perform well generating $3.3 million in realized gains in the first quarter of 2013 and an additional $8.2 million in unrealized gains at quarter end.  Over the past few years, we have been very successful in harnessing gains on our securities investment and redeploying that capital into our community acquisitions.  In March 2013, the Company acquired 10 manufactured home communities for $67.5 million.  These 10 all age communities total 1,854 sites and are situated on approximately 400 acres.  In April 2013, the company acquired Holiday Mobile Village, a 274-site manufactured home community located in Nashville, Tennessee, for a purchase price of $7,250,000.  The Company is very well positioned to continue to execute its growth strategy and anticipates additional acquisitions in 2013.”

UMH, a publicly-owned REIT, owns and operates sixty-eight manufactured home communities containing approximately 12,800 developed home sites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan.  In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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